Exhibit 99.1
Synalloy Reports Fourth Quarter and Full-Year 2020 Results
Richmond, Virginia, March 9, 2021...Synalloy Corporation (Nasdaq: SYNL) ("Synalloy" or the "Company"), an industrials company focused on the production and distribution of piping, tubing and specialty chemicals, is reporting its results for the fourth quarter and full year ended December 31, 2020.
Fourth Quarter 2020 Summary

(in millions, except per share and margin)	Q4 2020	Q3 2020	Q4 2019
Net Sales	$55.9	$59.3	$67.9
Gross Profit	$6.1	$5.0	$7.0
Gross Profit Margin	11.0%	8.4%	10.2%
Net Loss	$(8.6)	$(10.5)	$(0.9)
Net Loss per Share	$(0.94)	$(1.16)	$(0.10)
Adjusted EBITDA	$3.0	$1.6	$2.5
Adjusted EBITDA Margin	5.4%	2.8%	3.7%
Management Commentary
“While 2020 had its challenges, I’m proud of how our dedicated employees have persisted through this unique time and continued to deliver high-quality products and services to our customers,” said Chris Hutter, interim president and CEO of Synalloy. “As expected, net sales were impacted during the fourth quarter as our customers continued to be affected by macro-economic conditions resulting from COVID-19, however, we were able to take proactive steps to enhance our production and purchasing efficiency resulting in materially improved profitability across our businesses.
“Since taking the helm as interim CEO just a few months ago, the management team and board of directors have been developing and fine tuning our go-forward strategic priorities that we believe will deliver long-term shareholder value creation. During this period, we’ve enjoyed productive dialogue with our employee base and customers, who see tremendous value in the high-quality products and services we offer in both our metals and chemicals segments. We also expect to continue investing in all elements of our culture to foster accountability and transparency. This will enable us to better leverage the diverse experiences and relationships that can create a renewed sense of alignment throughout our organization. Although we still have much to do, we are moving in the right direction and look forward to providing value-added solutions to our customers while also improving profitability and returning the Company to growth.”
Fourth Quarter 2020 Financial Results
Net sales were $55.9 million compared to $67.9 million in the fourth quarter of 2019. The decline in sales was primarily driven by the curtailment of Synalloy’s Palmer operations prior to the fourth quarter of 2020, as well as lower pipe and tube shipments.
Gross profit was $6.1 million or 11.0% of net sales, compared to $7.0 million or 10.2% of net sales in the fourth quarter of 2019. The decrease in gross profit was primarily driven by the aforementioned decline in net sales, while the improvement in gross margin was a result of operational efficiencies and commodity price increases that the Company passed through to its customers.
Net loss was $8.6 million or $(0.94) per share, compared to a net loss of $0.9 million or $(0.10) per share for the fourth quarter of 2019. The decline was a result of a $5.5 million goodwill impairment in Synalloy’s Metals Segment, related to the carrying value of the Welded Pipe and Tube reporting unit.
Adjusted EBITDA increased 19% to $3.0 million compared to $2.5 million in the fourth quarter of 2019. Adjusted EBITDA as a percentage of net sales also improved 170 basis points to 5.4% compared to 3.7% in the prior year period. The increases were primarily driven by improved operational execution and the benefit of cost containment measures.

Full Year 2020 Financial Results
Net sales were $256.0 million compared to $305.2 million in 2019. Excluding the curtailed Palmer operations from both periods, net sales for 2020 were $250.5 million compared to $276.5 million in 2019.
Gross profit was $22.7 million or 8.8% of net sales, compared to $30.8 million or 10.1% of net sales in 2019.
Net loss was $27.3 million or $(3.00) per share, compared to a net loss of $3.0 million or $(0.34) per share in 2019. The decline in net loss was driven by a non-cash goodwill impairment in the Company’s Metals segment of $16.2 million, $6.2 million of asset impairment charges related to Synalloy’s Palmer operations, along with $3.1 million in costs related to the Company's proxy contest and election of directors at the 2020 Annual Meeting of Shareholders.
Adjusted EBITDA was $9.2 million compared to $13.5 million in 2019. Adjusted EBITDA as a percentage of net sales was 3.6% compared to 4.4% in the prior year.
Segment Results
Metals – net sales in the fourth quarter of 2020 were $44.7 million compared to $55.4 million in the fourth quarter of 2019. The decline was primarily driven by the curtailment of Synalloy’s Palmer operations prior to the fourth quarter of 2020, as well as lower pipe and tube shipments. Net loss in the fourth quarter was $4.6 million compared to a net loss of $0.3 million in the prior year period. Adjusted EBITDA in the fourth quarter was $2.9 million compared to $3.2 million in the prior year period. As a percentage of segment net sales, adjusted EBITDA improved 70 basis points to 6.6% compared to 5.9% in the fourth quarter of 2019.
Net sales in 2020 were $204.5 million compared to $251.1 million in 2019. The decrease was due to the curtailment of Synalloy’s Palmer operations, as well decreased shipments spread fairly evenly across all of the Company’s products and end markets. Net loss in 2020 was $22.4 million compared to net income of $4.4 million in the prior year, with the decline primarily driven by the $16.2 million goodwill impairment charge and $6.2 million of Palmer asset impairment charges. Adjusted EBITDA in 2020 was $8.0 million compared to $15.3 million in the prior year. As a percentage of segment net sales, adjusted EBITDA was 3.9% compared to 6.2% in 2019. The decrease in adjusted EBITDA was primarily driven by the decline in net sales.
Specialty Chemicals – net sales in the fourth quarter of 2020 were $11.2 million compared to $12.6 million in the fourth quarter of 2019. The decline was primarily driven by decreased shipments, particularly to customers in the oil and gas market. Net income in the fourth quarter increased to $0.5 million compared to $0.4 million in the prior year period. Adjusted EBITDA in the fourth quarter increased to $0.9 million compared to $0.8 million in the prior year period. As a percentage of segment net sales, adjusted EBITDA improved 190 basis points to 8.4% compared to 6.5% in the fourth quarter of 2019. The improvement in profitability was driven by operational efficiencies and cost containment measures.
Net sales in 2020 were $51.5 million compared to $54.1 million in 2019. Net income in 2020 increased 44% to $4.0 million compared to $2.8 million in the prior year. Adjusted EBITDA in 2020 increased 29% to $5.8 million compared to $4.5 million in the prior year. As a percentage of segment net sales, adjusted EBITDA improved 300 basis points to 11.3% compared to 8.3% in 2019. The improvement in profitability was driven by operational efficiencies, cost containment measures and elevated margins related to hand sanitizer production during the second quarter.

Liquidity
As of December 31, 2020, total debt was $61.4 million, consisting of $49.0 million outstanding under the Company’s revolving credit facility and $12.3 million outstanding under the term loan, representing a reduction of $14.2 million in debt compared to December 31, 2019.

On January 15, 2021, the Company and its subsidiaries entered into an agreement for a new revolving credit facility with BMO Harris Bank N.A. The new agreement provides the Company with a four-year revolving credit facility that includes up to $150 million of borrowing capacity. As of January 31, 2021, the Company had $30.9 million of available borrowing capacity under the new facility. Please see the Company's January 19, 2021 press release and corresponding 8-K filing for more details.
Conference Call
Synalloy will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2020.
Synalloy management will host the conference call, followed by a question-and-answer period.

Date: Tuesday, March 9, 2021
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-303-6648
International dial-in number: 1-970-315-0443
Conference ID: 4387292
Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.
The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.synalloy.com.
About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are forward-looking statements. The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, including risks relating to the impact and spread of and the government’s response to COVID-19; inability to weather an economic downturn; a prolonged decrease in nickel and oil prices; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; financial stability of our customers; customer delays or difficulties in the production of products; loss of consumer or investor confidence; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; risks associated with mergers, acquisitions, dispositions and other expansion activities; environmental issues; negative or unexpected results from tax law changes; inability to comply with covenants and ratios required by our debt financing arrangements; and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted EBITDA is a non-GAAP measure and excludes goodwill impairment, asset impairment, gain on lease modification, interest expense (including change in fair value of interest rate swap), income taxes, depreciation, amortization, stock-based compensation, non-cash lease cost, acquisition costs and other fees, proxy contest costs, shelf registration costs, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities, retention costs and restructuring & severance costs from net income.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share are non-GAAP measures and exclude goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease costs, acquisition costs and other fees, proxy contest costs, shelf registration costs, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities, retention costs and restructuring & severance costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Company Contact
Sally Cunningham
Senior Vice President & Chief Financial Officer
1-804-822-3260
Investor Relations
Sean Mansouri, CFA and Cody Cree
Gateway Investor Relations
1-949-574-3860
SYNL@gatewayir.com

Condensed Consolidated Balance Sheets
($ in thousands)	December 31, 2020	December 31, 2019
Assets
Cash	$236	$626
Accounts receivable, net of allowance for credit losses of $496 and $70, respectively	28,183	35,074
Inventories, net	85,080	98,186
Prepaid expenses and other current assets	13,384	13,229
Total current assets	126,883	147,115

Property, plant and equipment, net	35,096	40,690
Right-of-use assets, operating leases, net	31,769	35,772
Goodwill	1,355	17,558
Intangible assets, net	11,426	15,714
Deferred charges, net	455	348
Total assets	$206,984	$257,197

Liabilities and Shareholders' Equity
Accounts payable	$19,732	$21,150
Accrued expenses and other current liabilities	6,123	6,037
Current portion of long-term debt	875	4,000
Current portion of earn-out liability	3,434	5,576
Current portion operating lease liabilities	867	3,562
Current portion of finance lease liabilities	19	253
Total current liabilities	31,050	40,578

Long-term debt	60,495	71,554
Long-term portion of earn-out liability	287	3,578
Long-term portion of operating lease liabilities	32,771	33,723
Long-term portion of finance lease liabilities	37	336
Deferred income taxes	1,957	790
Other long-term liabilities	92	127
Shareholders' equity	80,295	106,511
Total liabilities and shareholders' equity	$206,984	$257,197
Note: The condensed consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements at that date.

Synalloy Corporation Comparative Analysis
Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
(unaudited)	2020	2019	2020	2019
Net sales
Metals Segment	44,698	55,351	204,459	251,078
Specialty Chemicals Segment	11,203	12,596	51,541	54,090
	$55,901	$67,947	$256,000	$305,168
Operating (loss) income
Metals Segment	(4,815)	613	(24,599)	3,692
Specialty Chemicals Segment	525	424	4,033	2,811

Unallocated expense (income)
Corporate	2,784	1,780	7,917	8,357
Acquisition costs and other	42	164	845	601
Proxy contest costs	—	—	3,105	—
Earn-out adjustments	(226)	896	(1,195)	(747)
Gain on lease modification	—	—	(171)	—
Operating loss	(6,890)	(1,803)	(31,067)	(1,708)
Interest expense	406	840	2,110	3,818
Change in fair value of interest rate swap	(14)	(4)	51	141
Other (income) expense, net	(10)	(1,680)	(1,255)	(1,904)
Net loss before income taxes	(7,272)	(959)	(31,973)	(3,763)
Income tax provision (benefit)	1,320	(66)	(4,706)	(727)

Net loss	$(8,592)	$(893)	$(27,267)	$(3,036)

Net loss per common share
Basic	$(0.94)	$(0.10)	$(3.00)	$(0.34)
Diluted	$(0.94)	$(0.10)	$(3.00)	$(0.34)

Average shares outstanding
Basic	9,156	9,026	9,099	8,983
Diluted	9,156	9,026	9,099	8,983

Other data:
Adjusted EBITDA (1)	$3,017	$2,527	$9,247	$13,460
(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, acquisition costs and other fees, proxy contest costs, shelf registration costs, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities, stock-based compensation, non-cash lease cost, retention costs and restructuring & severance costs from net income. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA.

Consolidated Statement of Cash Flows
For the years ended December 31, 2020 and 2019

(in thousands)	2020	2019
Operating activities
Net loss	$(27,267)	$(3,036)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	7,572	7,578
Amortization expense	3,028	3,486
Amortization of debt issuance costs	177	160
Asset impairments	6,214	—
Goodwill impairment	16,203	—
Unrealized gain on equity securities	(208)	(1,547)
Deferred income taxes	1,167	(773)
Proceeds from business interruption insurance	1,040	—
Loss (gain) on sale of equity securities	38	(326)
Earn-out adjustments	(1,195)	(747)
Payments of earn-out liabilities in excess of acquisition date fair value	(292)	(448)
Provision for (reduction of) losses on accounts receivable	890	(171)
Provision for losses on inventories	271	1,617
Loss (gain) on sale of property, plant and equipment	237	(50)
Non-cash lease expense	510	560
Non-cash lease termination loss	24	—
Gain on lease modification	(171)	—
Change in fair value of interest rate swap	51	(141)
Issuance of treasury stock for director fees	345	304
Stock-based compensation expense	1,791	2,091
Changes in operating assets and liabilities:
Accounts receivable	5,552	9,696
Inventories	9,122	19,962
Other assets and liabilities	(912)	179
Accounts payable	(1,418)	(5,323)
Accrued expenses	86	(3,317)
Accrued income taxes	(4,877)	(1,114)
Net cash provided by operating activities	17,978	28,640
Investing activities
Purchases of property, plant and equipment	(3,748)	(4,537)
Proceeds from sale of property, plant and equipment	312	189
Purchases of equity securities	—	(544)
Proceeds from sale of equity securities	4,430	1,092
Acquisitions	—	(21,895)
Net cash provided by (used in) investing activities	994	(25,695)
Financing activities
Repayments on line of credit	(10,184)	(17,185)
Borrowings from term loan	—	20,000
Payments on long-term debt	(4,000)	(3,666)
Principal payments on finance lease obligations	(109)	(106)
Payments for finance lease terminations	(204)	—
Payments on earn-out liabilities	(3,946)	(3,627)
Payments of debt issuance costs	(284)	—
Proceeds from exercised stock options	—	45
Repurchase of common stock	(635)	—
Net cash used in financing activities	(19,362)	(4,539)
Decrease in cash and cash equivalents	(390)	(1,594)
Cash and cash equivalents at beginning of year	626	2,220
Cash and cash equivalents at end of year	$236	$626

Reconciliation of Net Income (Loss) to Adjusted EBITDA

($ in thousands)	Three Months Ended December 31,		Year Ended December 31,
(unaudited)	2020	2019	2020	2019
Consolidated
Net loss	$(8,592)	$(893)	$(27,267)	$(3,036)
Adjustments:
Interest expense	406	840	2,110	3,818
Change in fair value of interest rate swap	(14)	(4)	51	141
Income taxes	1,320	(66)	(4,706)	(727)
Depreciation	1,820	1,888	7,572	7,578
Amortization	705	871	3,028	3,486
EBITDA	(4,355)	2,636	(19,212)	11,260
Acquisition costs and other	53	174	861	1,936
Proxy contest costs	—	—	3,105	—
Shelf registration costs	—	—	—	10
Earn-out adjustments	(226)	896	(1,195)	(747)
Gain on investments in equity securities	—	(1,680)	(170)	(1,873)
Asset impairments	135	—	6,214	—
Goodwill impairment	5,455	—	16,203	—
Gain on lease modification	—	—	(171)	—
Stock-based compensation	755	331	1,791	2,091
Non-cash lease expense	124	128	510	560
Retention expense	—	42	235	223
Restructuring and severance costs	1,076	—	1,076	—
Adjusted EBITDA	$3,017	$2,527	$9,247	$13,460
% sales	5.4%	3.7%	3.6%	4.4%

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$189	$(629)	$(5,301)	$(6,359)
Inventory cost adjustments	49	11	119	88
Aged inventory adjustment	13	52	107	7
Total other (unfavorable) favorable impacts	$251	$(566)	$(5,075)	$(6,264)

Metals Segment
Net income (loss)	$(4,590)	$(302)	$(22,388)	$4,356
Adjustments:
Interest expense	—	19	11	83
Depreciation expense	1,398	1,478	5,855	5,954
Amortization expense	705	871	3,028	3,486
EBITDA	(2,487)	2,066	(13,494)	13,879
Acquisition costs and other	13	10	16	1,381
Earn-out adjustments	(226)	896	(1,195)	(747)
Asset impairments	135	—	6,214	—
Goodwill impairment	5,455	—	16,203	—
Stock-based compensation	54	258	303	663
Retention expense	—	17	—	123
Metals Segment Adjusted EBITDA	$2,944	$3,247	$8,047	$15,299
% segment sales	6.6%	5.9%	3.9%	6.1%

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$189	$(629)	$(5,301)	$(6,359)
Inventory cost adjustments	49	(5)	149	48
Aged inventory adjustment	(1)	50	92	—
Total other (unfavorable) favorable impacts	$237	$(584)	$(5,060)	$(6,311)

Specialty Chemicals Segment
Net income	$525	$424	$4,046	$2,811
Adjustments:
Interest expense	—	—	9	—
Depreciation expense	381	367	1,552	1,461
EBITDA	906	791	5,607	4,272
Stock-based compensation	29	22	207	226
Specialty Chemicals Segment Adjusted EBITDA	$935	$813	$5,814	$4,498
% segment sales	8.4%	6.5%	11.3%	8.3%

Other (unfavorable) favorable impacts to income (1):
Inventory cost adjustments	—	16	(30)	39
Aged inventory adjustment	14	2	15	7
Total other (unfavorable) favorable impacts	$14	$18	$(15)	$46
(1) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, and ii) reserve for aged inventory.

Reconciliation of Income (Loss) and Earnings (Loss) Per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Amounts in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
(unaudited)	2020	2019	2020	2019

Loss before taxes	$(7,272)	$(960)	$(31,973)	$(3,763)

Adjustments:
Acquisition costs and other	54	174	861	1,936
Proxy contest costs	—	—	3,105	—
Shelf registration costs	—	—	—	10
Earn-out adjustments	(226)	896	(1,195)	(747)
Gain on investments in equity securities	—	(1,680)	(170)	(1,873)
Asset impairments	135	—	6,214	—
Goodwill impairment	5,455	—	16,203	—
Gain on lease modification	—	—	(171)	—
Stock-based compensation	755	331	1,791	2,091
Non-cash lease expense	124	128	510	560
Retention expense	—	42	235	223
Restructuring and severance costs	1,076	—	1,076	—
Adjusted income (loss) before income taxes	101	(1,069)	(3,514)	(1,563)
Provision (benefit) for income taxes at 21%	21	(224)	(738)	(328)

Adjusted net income (loss)	$80	$(845)	$(2,776)	$(1,235)

Average shares outstanding, as reported
Basic	9,156	9,026	9,099	8,983
Diluted	9,156	9,026	9,099	8,983

Adjusted net income (loss) per common share
Basic	$0.01	$(0.09)	$(0.31)	$(0.14)
Diluted	$0.01	$(0.09)	$(0.31)	$(0.14)

Other favorable (unfavorable) impacts to income (1):
Inventory price change gain (loss)	$189	$(629)	$(5,301)	$(6,359)
Inventory cost adjustment	(49)	11	119	88
Aged inventory adjustment	(13)	52	107	7

Total other favorable (unfavorable) impacts	$127	$(566)	$(5,075)	$(6,264)
Other impacts, net of tax	$100	$(447)	$(4,009)	$(4,949)
(1) Other (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b) inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value and ii) reserve for aged inventory.